UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 17, 2017

NOBLE ENERGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-07964	73-0785597
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

1001 Noble Energy Way, Houston, Texas		77070
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (281) 872-3100
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 17, 2017, Noble Energy, Inc. (Noble Energy) and its wholly owned subsidiary, Noble Energy US Holdings, LLC (together with Noble Energy, Sellers), entered into a definitive purchase agreement (the Agreement) with Wheeling Creek Midstream, LLC (Buyer), a portfolio company of Quantum Energy Partners, pursuant to which Sellers agreed to sell 100% of the outstanding membership interests in the holding company (the Acquired Entity) which owns a 50% interest in CONE Gathering LLC and 21.7 million common and subordinated units representing limited partner interests in CONE Midstream Partners LP for a total cash consideration of approximately $765 million. The transaction is expected to close in the third quarter of 2017.
The consummation of the transaction contemplated by the Agreement is subject to certain specified closing conditions, including receipt of regulatory approvals, no claims prohibiting or seeking to prohibit the transaction, and receipt of certain deliverables.
The Agreement contains representations, warranties and indemnifications of the parties customary for transactions of this type. The Agreement also contains certain termination rights for Buyer and Sellers customary for transactions of this type. Additionally, in the event that the previously announced purchase and sale agreement between Noble Energy and HG Energy II Appalachia, LLC (HG Energy) is terminated by HG Energy as a result of a material breach by Noble Energy thereunder, Buyer has the right to terminate the Agreement.
The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, which is filed with the Securities and Exchange Commission as Exhibit 2.1 hereto and incorporated herein by reference.
The representations, warranties and covenants set forth in the Agreement were made only for purposes of the Agreement as of the specific dates therein, were solely for the benefit of the parties to the Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in Noble Energy’s public disclosures.

Item 7.01 Regulation FD.

Noble Energy issued a press release dated May 18, 2017, announcing that it had signed a definitive agreement to sell 100% of the outstanding membership interests in the Acquired Entity which owns a 50% interest in CONE Gathering LLC and 21.7 million common and subordinated units representing limited partner interests in CONE Midstream Partners LP. A copy of the press release is furnished as Exhibit 99.1 to this current report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

2.1 Purchase Agreement by and among Wheeling Creek Midstream, LLC, Noble Energy US Holdings, LLC and Noble Energy, Inc. dated May 17, 2017.

99.1 Press release issued by Noble Energy, Inc., dated May 18, 2017.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOBLE ENERGY, INC.

Date:	May 23, 2017	By:	/s/ Aaron G. Carlson
Aaron G. Carlson
Deputy General Counsel and Assistant Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

2.1	Purchase Agreement by and among Wheeling Creek Midstream, LLC, Noble Energy US Holdings, LLC and Noble Energy, Inc. dated May 17, 2017.
99.1	Press release issued by Noble Energy, Inc., dated May 18, 2017.